Product supplement no. 130-I	Registration Statement No. 333-130051
To prospectus dated December 1, 2005 and	Dated April 18, 2008
prospectus supplement dated October 12, 2006	Rule 424(b)(2)

JPMorgan Chase & Co.

Review Notes Linked to a Weighted Basket Consisting of the Common Stocks of Reference Stock Issuers

General

  JPMorgan Chase & Co. may offer and sell review notes linked to a weighted Basket consisting of the common stocks (the “Reference Stocks”) of Reference Stock Issuers, from time to time. As used in this product supplement, the term “common stock” includes non-U.S. equity securities issued through depositary arrangements such as American depositary shares (“ADSs”). If one or all of the Reference Stocks is issued through such a depositary arrangement, the term “issuer” refers to the issuer of the shares underlying the depositary arrangement. We refer to the common stock represented by an ADS or other depositary arrangement as an “Underlying Stock.” This product supplement no. 130-I describes terms that will apply generally to the review notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement will control.
  The notes are senior unsecured obligations of JPMorgan Chase & Co.
  Under the circumstances described below, the notes will be automatically called before maturity and you will receive, for each $1,000 principal amount note, $1,000 plus the call premium amount applicable to the Review Date on which the notes are called.
  The notes do not guarantee any return of principal at maturity. If the notes are not automatically called (as described below), the payment at maturity will be based on the performance of the Basket during the term of the notes.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-26.
  Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
  The issuers of the Reference Stocks are not affiliates of ours and are not receiving any of the proceeds of any note offering. The obligations under the notes are our obligations only and the issuer of any Reference Stock will have no obligations of any kind under the notes. Investing in the notes is not equivalent to investing in the Basket or any of the Reference Stocks.
  The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Key Terms

Reference Stocks:

As specified in the relevant terms supplement. The weight of each Reference Stock in the Basket will be specified the relevant terms supplement and will be fixed for the term of the notes. For example, the relevant terms supplement may specify that each Reference Stock has an equal weight in the Basket, or the relevant terms supplement may specify a different weighting for each of the Reference Stocks.

Automatic Call:

Unless otherwise specified in the relevant terms supplement, if the Basket Closing Level on any Review Date is greater than or equal to the applicable Call Level set forth in the relevant terms supplement, the notes will be automatically called for a cash payment per $1,000 principal amount note that will be set forth in the relevant terms supplement.

Call Level:	A separate terms supplement will specify the minimum Basket Closing Level, referred to as a Call Level, which triggers an automatic call on a Review Date and payment of the applicable call premium.
Payment if Called:

Unless otherwise specified in the relevant terms supplement, if the notes are automatically called, for every $1,000 principal amount note, you will receive one payment of $1,000 plus the call premium amount applicable to the Review Date on which the notes are called. The call premium applicable to each Review Date will be specified in the relevant terms supplement.

Payment at Maturity (Notes with a Buffer):

For notes with a buffer, if the notes are not automatically called and a mandatory redemption is not triggered, your principal is protected at maturity against a decline in the Basket up to the buffer amount. If the Ending Basket Level has declined from the Starting Basket Level and such decline is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity. If the Ending Basket Level declines from the Starting Basket Level by more than the buffer amount, for every 1% decline of the Basket beyond the buffer amount you will lose an amount equal to 1% of the principal amount of your notes multiplied by the downside leverage factor, and your payment at maturity per $1,000 principal amount note will be calculated, unless otherwise specified in the relevant terms supplement, as follows:

$1,000 + ($1,000 x (Basket Return + buffer amount %) x downside leverage factor)

For notes with a buffer, if the notes are not called, you will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level by more than the buffer amount.

Payment at Maturity (Notes without a Buffer):

For notes without a buffer, if the notes are not called and a mandatory redemption is not triggered, you will lose 1% of the principal amount of your notes for every 1% that the Basket declines beyond the Starting Basket Level, unless otherwise specified in the relevant terms supplement. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return)

For notes without a buffer, if the notes are not automatically called, you will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level.

Buffer Amount:	As specified in the relevant terms supplement.
Downside Leverage Factor:	As specified in the relevant terms supplement.
Basket Return:	Unless otherwise specified in the relevant terms supplement: Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Unless otherwise specified in the relevant terms supplement, set to equal 100 on the pricing date or such other relevant date as specified in the relevant terms supplement.
Ending Basket Level:	Unless otherwise specified in the relevant terms supplement, the Basket Closing Level on the final Review Date or such other date as specified in the relevant terms supplement.
Basket Closing Level:

Unless otherwise specified in the relevant terms supplement, the Basket Closing Level on any relevant trading day will be calculated as follows:

100 x [1 + ((Reference Stock1 Return * Reference Stock1 Weighting) + (Reference Stock2 Return * Reference Stock2 Weighting) + (Reference Stockn Return * Reference Stockn Weighting)]

Unless otherwise specified in the relevant terms supplement, on any trading day, each Reference Stock Return reflects the performance of the relevant Reference Stock, expressed as a percentage, from the relevant Initial Share Price to the relevant Final Share Price on such trading day. “n” equals the number of Reference Stocks in the Basket, as specified in the relevant terms supplement.

The Reference Stock Weightings are the respective weights of each of the Reference Stock in the Basket. The relevant terms supplement will specify the weight of each Reference Stock in the Basket, which will be fixed for the term of the note.

For additional information, see “Description of Notes — Payment at Maturity.”

Review Dates:	As specified in the relevant terms supplement. Review Dates are subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Automatic Call.”
Maturity Date:

As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Investing in the Review Notes involves a number of risks. See “Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 130-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

April 18, 2008

TABLE OF CONTENTS

     In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 130-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 130-I and with respect to JPMorgan Chase & Co. This product supplement no. 130-I, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 130-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

     The notes described in the relevant terms supplement and this product supplement no. 130-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 130-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

     In this product supplement no. 130-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

i

NOTICE TO INVESTORS

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 130-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 130-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 130-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 130-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

Argentina

The notes have not been and will not be authorized by the Comisión Nacional de Valores (the “CNV”) for public offer in Argentina and therefore may not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements, the internet or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended (the “Argentine Public Offering Law”).

The Argentine Public Offering Law does not expressly recognize the concept of private placement. Notwithstanding the foregoing, pursuant to the general rules on public offering and the few existing judicial and administrative precedents, the following private placement rules have been outlined:

(i)	target investors should be qualified or sophisticated investors, capable of understanding the risk of the proposed investment.

(ii)	investors should be contacted on an individual, direct and confidential basis, without using any type of massive means of communication.

(iii)	the number of contacted investors should be relatively small.

(iv)	investors should receive complete and precise information on the proposed investment.

(v)	any material, brochures, documents, etc, regarding the investment should be delivered in a personal and confidential manner, identifying the name of the recipient.

(vi)	the documents or information mentioned in item (v) should contain a legend or statement expressly stating that the offer is a private offer not subject to the approval or supervision of the CNV, or any other regulator in Argentina.

(vii)	the aforementioned documents or materials should also contain a statement prohibiting the re-sale or re-placement of the relevant securities within the Argentine territory or their sale through any type of transaction that may constitute a public offering of securities pursuant to Argentine law.

The Bahamas

The notes have not been and shall not be offered or sold in or into The Bahamas except in circumstances that do not constitute a ‘public offering’ according to the Securities Industry Act, 1999.

The offer of the notes, directly or indirectly, in or from within The Bahamas may only be made by an entity or person who is licensed as a Broker Dealer by the Securities Commission of The Bahamas.

Persons deemed “resident” in The Bahamas pursuant to the Exchange Control Regulations, 1956 must receive the prior approval of the Central Bank of The Bahamas prior to accepting an offer to purchase any notes.

Bermuda

This product supplement no. 130-I and the accompanying prospectus supplement, prospectus and terms supplement have not been registered or filed with any regulatory authority in Bermuda. The offering of the notes pursuant to this product supplement no. 130-I and the accompanying prospectus supplement, prospectus and any terms supplement to persons resident in Bermuda is not prohibited, provided we are not thereby carrying on business in Bermuda.

Brazil

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” –the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not and will not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federal Republic of Brazil, except in circumstances that cannot be construed as a public offering or unauthorized distribution of securities under Brazilian laws and regulations. The notes are not being offered into Brazil. Documents relating to an offering of the notes, as well as the information contained herein and therein, may not be supplied or distributed to the public in Brazil nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil.

British Virgin Islands

The notes may not be offered in the British Virgin Islands unless we or the person offering the notes on our behalf is licensed to carry on business in the British Virgin Islands. We are not licensed to carry on business in the British Virgin Islands. The notes may be offered to British Virgin Islands “business companies” (from outside the British Virgin Islands) without restriction. A British Virgin Islands “business company” is a company formed under or otherwise governed by the BVI Business Companies Act, 2004 (British Virgin Islands).

Cayman Islands

This product supplement no. 130-I and the accompanying prospectus supplement, prospectus and terms supplement, and the notes offered hereby and thereby have not been, and will not be, registered under the laws and regulations of the Cayman Islands, nor has any regulatory authority in the Cayman Islands passed comment upon or approved the accuracy or adequacy of this product supplement no. 130-I and the accompanying prospectus supplement, prospectus and terms supplement. The notes have not been, and will not be, offered or sold, directly or indirectly, in the Cayman Islands.

Chile

None of the Agents, we or the notes have been registered with the Superintendencia de Valores y Seguros de Chile (Chilean Securities and Insurance Commission) pursuant to Ley No. 18,045 de Mercado de Valores (the “Chilean Securities Act”), as amended, of the Republic of Chile and, accordingly, the notes have not been and will not be offered or sold within Chile or to, or for the account of benefit of persons in Chile except in circumstances which have not resulted and will not result in a public offering and/or securities intermediation in Chile within the meaning of the Chilean Securities Act.

None of the Agents is a bank or a licensed broker in Chile, and therefore each Agent has not and will not conduct transactions or any business operations in any of such qualities, including the marketing, offer and sale of the notes, except in circumstances which have not resulted and will not result in a “public offering” as such term is defined in Article 4 of the Chilean Securities Act, and/or have not resulted and will not result in the intermediation of securities in Chile within the meaning of Article 24 of the Chilean Securities Act and/or the breach of the brokerage restrictions set forth in Article 39 of Decree with Force of Law No. 3 of 1997.

The notes will only be sold to specific buyers, each of which will be deemed upon purchase:

(i)	to be a financial institution and/or an institutional investor or a qualified investor with such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the notes;

(ii)	to agree that it will only resell the notes in the Republic of Chile in compliance with all applicable laws and regulations; and that it will deliver to each person to whom the notes are transferred a notice substantially to the effect of this selling restriction;

(iii)	to acknowledge receipt of sufficient information required to make an informed decision whether or not to invest in the notes; and

(iv)	to acknowledge that it has not relied upon advice from any Agent and/or us, or its or our respective affiliates, regarding the determination of the convenience or suitability of notes as an investment for the buyer or any other person; and has taken and relied upon independent legal, regulatory, tax and accounting advice.

Colombia

The notes have not been and will not be registered in the National Securities Registry of Colombia (Registro Nacional de Valores y Emisores) kept by the Colombian Financial Superintendency (Superintendencia Financiera de Colombia) or in the Colombian Stock Exchange (Bolsa de Valores de Colombia).

Therefore, the notes shall not be marketed, offered, sold or distributed in Colombia or to Colombian residents in any manner that would be characterized as a public offering, as such is defined in article 1.2.1.1 of Resolution 400, issued on May 22, 1995 by the Securities Superintendency General Commission (Sala General de la Superintendencia de Valores), as amended from time to time.

If the notes are to be marketed within Colombian territory or to Colombian residents, regardless of the number of persons to which said marketing is addressed to, any such promotion or advertisement of the notes must be made through a local financial entity, a representative’s office, or a local correspondent, in accordance with Decree 2558, issued on June 6, 2007 by the Ministry of Finance and Public Credit of Colombia, as amended from time to time.

Therefore, the notes should not be marketed within Colombian territory or to Colombian residents, by any given means, that may be considered as being addressed to an indeterminate number of persons or to more than ninety-nine (99) persons, including but not limited to: (i) any written material or other means of communication, such as subscription lists, bulletins, pamphlets or advertisements; (ii) any offer or sale of the notes at offices or branches open to the public; (iii) use of any oral or written advertisements, letters, announcements, notices or any other means of communication that may be perceived to be addressed to an indeterminate number of persons for the purpose of marketing and/or offering the notes; or (iv) use (a) non-solicited emails or (b) email distributions lists to market the notes.

El Salvador

The notes may not be offered to the general public in El Salvador, and according to Article 2 of the Ley de Mercado de Valores (Securities Market Law) of the Republic of El Salvador, Legislative Decree number 809 dated 16 February 1994, published on the Diario Oficial (Official Gazette) number 73-BIS, Number 323, dated 21 April 1994, and in compliance with the aforementioned regulation, each Agent has represented and agreed that it will not make an invitation for subscription or purchase of the notes to indeterminate individuals, nor will it make known this product supplement no. 130-I and the accompanying prospectus supplement, prospectus and terms supplement in the territory of El Salvador through any mass media communication such as television, radio, press, or any similar medium, other than publications of an international nature that are received in El Salvador, such as internet access or foreign cable advertisements, which are not directed to the Salvadoran public. The offering of the notes has not been registered with an authorized stock exchange in the Republic of El Salvador. Any negotiation for the purchase or sale of notes in the Republic of El Salvador shall only be negotiated on an individual basis with determinate individuals or entities in strict compliance with the aforementioned Article 2 of the Salvadoran Securities Market Law, and shall in any event be effected in accordance with all securities, tax and exchange control of the Dominican Republic, Central America, and United States Free Trade Agreements, and other applicable laws or regulations of the Republic of El Salvador.

Hong Kong

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong

Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Jersey

Each Agent has represented to and agreed with us that it will not circulate in Jersey any offer for subscription, sale or exchange of any notes which would constitute an offer to the public for the purposes of Article 8 of the Control of Borrowing (Jersey) Order 1958.

Mexico

The notes have not been, and will not be, registered with the Mexican National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and therefore, may not be offered or sold publicly in the United Mexican States. This product supplement no. 130-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States. The notes may be privately placed in Mexico among institutional and qualified investors, pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law.

The Netherlands

An offer to the public of any notes which are the subject of the offering and placement contemplated by this product supplement no. 130-I and the accompanying prospectus supplement, prospectus and terms supplement may not be made in The Netherlands and each Agent has represented and agreed that it has not made and will not make an offer of such notes to the public in The Netherlands, unless such an offer is made exclusively to one or more of the following categories of investors in accordance with the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht, the “FMSA”):

1.    Regulated Entities: (a) any person or entity who or which is subject to supervision by a regulatory authority in any country in order to lawfully operate in the financial markets (which includes: credit institutions, investment firms, financial institutions, insurance companies, collective investment schemes and their management companies, pension funds and their management companies, commodity dealers) (“Supervised Entities”); and (b) any person or entity who or which engages in a regulated activity on the financial markets but who or which is not subject to supervision by a regulatory authority because it benefits from an exemption or dispensation (“Exempt Entities”);

2.    Investment Funds and Entities: any entity whose corporate purpose is solely to invest in securities (which includes, without limitation, hedge funds);

3.    Governmental institutions: the Dutch State, the Dutch Central Bank, Dutch regional, local or other decentralized governmental institutions, international treaty organizations and supranational organizations;

4.    Self-certified Small and Medium-Sized Enterprises (“SMEs”): any company having its registered office in The Netherlands which does not meet at least two of the three criteria mentioned in (6) below and which has (a) expressly requested the Netherlands Authority for the Financial Markets (the “AFM”) to be considered as a qualified investor, and (b) been entered on the register of qualified investors maintained by the AFM;

5.    Self-certified Natural Persons: any natural person who is resident in The Netherlands if this person meets at least two (2) of the following criteria:

(i)	the investor has carried out transactions of a significant size on securities markets at an average frequency of, at least, ten (10) per quarter over the previous four (4) quarters;

(ii)	the size of the investor’s securities portfolio exceeds €500,000;

(iii)	the investor works or has worked for at least one (1) year in the financial sector in a professional position which requires knowledge of investment in securities,

provided this person has:

(a)	expressly requested the AFM to be considered as a qualified investor; and

(b)	been entered on the register of qualified investors maintained by the AFM;

v

6.    Large Enterprises: any company or legal entity which meets at least two of the following three criteria according to its most recent consolidated or non-consolidated annual accounts:

(a)	an average number of employees during the financial year of at least 250;

(b)	total assets of at least €43,000,000; or

(c)	an annual net turnover of at least €50,000,000.

7.    Discretionary individual portfolio managers: any portfolio manager in The Netherlands who or which purchases the notes for the account of clients who are not Qualified Investors on the basis of a contract of agency that allows for making investment decisions on the client’s behalf without specific instructions of or consultation with any such client;

8.    Minimum consideration: any person or entity for a minimum consideration of €50,000 or more (or equivalent in foreign currency) for each offer of notes; or

9.    Fewer than 100 Offerees: fewer than 100 natural or legal persons (other than Qualified Investors).

For the purposes of this provision, the expression:

(a)	an “offer to the public” in relation to any notes means making a sufficiently determined offer as meant in Section 217(1) of Book 6 of the Dutch Civil Code (Burgerlijk Wetboek) addressed to more than one person to conclude a contract to purchase or otherwise acquire notes, or inviting persons to make an offer in respect of such notes;

(b)	“Qualified Investors” means the categories of investors listed under (1) up to and including (6) above.

Zero Coupon Notes may not, directly or indirectly, as part of their initial distribution (or immediately thereafter) or as part of any re-offering be offered, sold, transferred or delivered in The Netherlands. For purposes of this paragraph “Zero Coupon Notes” are notes (whether in definitive or in global form) that are in bearer form and that constitute a claim for a fixed sum against us and on which interest does not become due prior to maturity or on which no interest is due whatsoever.

Panama

The notes have not been and will not be registered with the National Securities Commission of the Republic of Panama under Decree Law No. 1 of July 8, 1999 (the “Panamanian Securities Law”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Law. The notes do not benefit from the tax incentives provided by the Panamanian Securities Law and are not subject to regulation or supervision by the National Securities Commission of the Republic of Panama.

Peru

The notes have been and will be offered only to institutional investors (as defined by the Peruvian Securities Market Law – “Ley de Mercado de Valores” enacted by Legislative Decree No. 861 – Unified Text of the Law approved by Supreme Decree No. 093-2002-EF) and not to the public in general or a segment of it. The placement of the notes shall comply with article 5 of the Peruvian Securities Market Law.

Singapore

Neither this product supplement no. 130-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 130-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Switzerland

The notes have not been and will not be offered or sold, directly or indirectly, to the public in Switzerland, and this product supplement no. 130-I and the accompanying prospectus supplement, prospectus and terms supplement do not constitute a public offering prospectus as that term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations.

We have not applied for a listing of the notes on the SWX Swiss Exchange or on any other regulated securities market and, consequently, the information presented in this product supplement no. 130-I and the accompanying prospectus supplement, prospectus and terms supplement does not necessarily comply with the information standards set out in the relevant listing rules.

The notes do not constitute a participation in a collective investment scheme in the meaning of the Swiss Federal Act on Collective Investment Schemes and are not licensed by the Swiss Federal Banking Commission. Accordingly, neither the notes nor holders of the notes benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Federal Banking Commission.

Uruguay

The offering of notes in Uruguay constitutes a private offering and each Agent has agreed that the notes and us will not be registered with the Central Bank of Uruguay pursuant to section 2 of Uruguayan law 16.749.

Venezuela

The notes comprising this offering have not been registered with the Venezuelan National Securities Commission (Comisión Nacional de Valores) and are not being publicly offered in Venezuela. No document related to the offering of the notes shall be interpreted to constitute a public offer of securities in Venezuela. This document has been sent exclusively to clients of the Agents and the information contained herein is private, confidential and for the exclusive use of the addressee. Investors wishing to acquire the notes may use only funds located outside of Venezuela, which are not of mandatory sale to the Central Bank of Venezuela (Banco Central de Venezuela) or are not otherwise subject to restrictions or limitations under the exchange control regulation currently in force in Venezuela.

DESCRIPTION OF NOTES

     The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 130-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Review Notes Linked to a Weighted Basket Consisting of the Common Stocks of Reference Stock Issuers.

General

     The Review Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to a weighted Basket (the “Basket”) consisting of the common stocks of Reference Stock Issuers as specified in the relevant terms supplement. As used in this product supplement, the term “common stock” includes non-U.S. equity securities issued through depositary arrangements such as American depositary shares (“ADS”). If one or all of the Reference Stocks is issued through such a depositary arrangement, the term “issuer” refers to the issuer of the shares underlying the depositary arrangement. We refer to the common stock represented by an ADS or other depositary arrangement as an “Underlying Stock.” The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

     The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity; therefore, you must be aware of the risk that you may lose some or all of the principal amount of your notes at maturity if the notes are not automatically called. Instead, you will receive a payment in cash, the timing and amount of which will vary depending on the performance of the Basket, whether the notes are automatically called prior to maturity and whether the notes have a buffer.

     The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

     The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

     The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

     The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 130-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement will control.

Automatic Call

     Unless specified in the relevant terms supplement, the notes will be automatically called and subject to mandatory redemption if the Basket Closing Level on any Review Date is greater than or equal to the relevant Call Level. The “Call Level” for each Review Date will be specified in the relevant terms supplement and will be the minimum Basket Closing Level that triggers an automatic call on such Review

Date and payment of the applicable call premium amount. If the notes are automatically called, for every $1,000 principal amount note, you will receive $1,000 plus the call premium amount, which we collectively refer to as the “call price,” applicable to the Review Date on which the notes are called. The “call premium” is a percentage that will vary depending on the particular Review Date and will be specified in the relevant terms supplement. The “call premium amount” is equal to $1,000 multiplied by the call premium. The payment per $1,000 principal amount note upon an automatic call will be calculated as follows:

$1,000 + (applicable call premium x $1,000)

     If the notes are automatically called on a Review Date other than the final Review Date, we will redeem each note and pay the applicable call price on the sixth business day after the applicable Review Date, subject to postponement as described below. If the notes are called on the final Review Date, we will redeem each note and pay the call price on the maturity date, subject to postponement as described below.

     If a Review Date is not a trading day with respect to any Reference Stock, or there is a market disruption event with respect to any Reference Stock on such Review Date (any such Reference Stock affected by a non-trading day or a market disruption event, a “Disrupted Reference Stock”), the applicable Review Date will be the immediately succeeding trading day for any such Disrupted Reference Stock during which no market disruption event for such Disrupted Reference Stock shall have occurred or be continuing; provided that the Basket Closing Level on such Review Date, as postponed, will be determined by using (1) the closing level for each Reference Stock (other than any such Disrupted Reference Stock) on the originally scheduled Review Date and (2) the closing level for any such Disrupted Reference Stock on the immediately succeeding trading day for such Disrupted Reference Stock during which no market disruption event for such Disrupted Reference Stock shall have occurred or be continuing. For the avoidance of doubt, if a Review Date is to be postponed as described above, and there are two or more Disrupted Reference Stocks and the first trading day on which there is no market disruption event relating to the first Disrupted Reference Stock is different from such trading day for one or more of the other Disrupted Reference Stocks, such Review Date will be postponed to the latest of such trading days. Under these circumstances, the calculation agent will calculate the Basket Closing Level for such Review Date using the closing levels of the Disrupted Reference Stocks on different trading days.

     In no event, however, will any Review Date be postponed more than ten business days following the date originally scheduled to be such Review Date. If the tenth business day following the date originally scheduled to be the applicable Review Date is not a trading day with respect to any Disrupted Reference Stock, or there is a market disruption event with respect to any Disrupted Reference Stock on such tenth business day, the calculation agent will determine the closing level for any such Disrupted Reference Stock for such date in accordance with the formula for and method of calculating such closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each security most recently constituting such Disrupted Reference Stock.

     If, due to a market disruption event or otherwise, a Review Date (other than the final Review Date) is postponed so that it falls less than five business days prior to the scheduled date for payment of the call price, the date on which the call price for such Review Date will be paid, if any, will be the fifth business day following the Review Date as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

Payment at Maturity

     The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Review Date is postponed as described below. We will also specify whether or not the notes have a buffer and the amount of any such buffer in the relevant terms supplement.

Notes With a Buffer

     For notes with a buffer, if the notes are not automatically called and a mandatory redemption is not triggered, your principal is protected at maturity against a decline in the Basket up to the buffer amount. If the Ending Basket Level has declined from the Starting Basket Level and such decline is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity. If the Ending Basket Level declines from the Starting Basket Level by more than the buffer amount, for every 1% decline of the Basket beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the downside leverage factor, and your payment at maturity per $1,000 principal amount note will be calculated, unless otherwise specified in the relevant terms supplement, as follows:

$1,000 + ($1,000 x (Basket Return + buffer amount %) x downside leverage factor)

     For notes with a buffer, if the notes are not automatically called, you will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level by more than the buffer amount.

     Notes Without a Buffer

     For notes without a buffer, if the notes are not automatically called and a mandatory redemption is not triggered, you will lose 1% of the principal amount of your notes for every 1% that the Basket declines beyond the Starting Basket Level, unless otherwise specified in the relevant terms supplement. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return)

     For notes without a buffer, if the notes are not automatically called, you will lose some or all of your investment at maturity.

     Unless otherwise specified in the relevant terms supplement, the “Basket Return,” as calculated by the calculation agent, is the percentage change of the Basket calculated by comparing Ending Basket Level to the Starting Basket Level. The relevant terms supplement will specify the manner in which the Ending Basket Level will be determined. The Basket Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Basket Return =	Ending Basket Level – Starting Basket Level Starting Basket Level

     Unless otherwise specified in the relevant terms supplement, the “Starting Basket Level” will be set equal to 100 on the pricing date or on such other date as specified in the relevant terms supplement or such other date as specified in the relevant terms supplement. Unless otherwise specified in the relevant terms supplement, the “Ending Basket Level” is equal to the Basket Closing Level on the final Review Date or such other date as specified in the relevant terms supplement.

     Unless otherwise specified in the relevant terms supplement, the “Basket Closing Level” on any relevant trading day will be calculated as follows:

100 x [1 + ((Reference Stock1 Return * Reference Stock1 Weighting) + (Reference Stock2 Return *
Reference Stock2 Weighting) + … (Reference Stockn Return * Reference Stockn Weighting)]

     Unless otherwise specified in the relevant terms supplement, on any trading day, each of Reference Stock reflects the performance of the relevant Reference Stock Return, expressed as a percentage, from the relevant Initial Share Price to the relevant Final Share Price on such trading day. “n” refers to the number of Reference Stocks in the Basket, as specified in the relevant terms supplement.

     The Reference Stock Weightings are the respective weights of each of the Reference Stock in the Basket. The relevant terms supplement will specify the weight of each Reference Stock in the Basket, which will be fixed for the term of the note.

     On any trading day, the “Reference Stock Return” for each Reference Stock is calculated as follows, unless otherwise specified in the relevant terms supplement:

Reference Stock Returnn =	Final Share Pricen – Initial Share Pricen Initial Share Pricen

     Unless otherwise specified in the relevant terms supplement, “Initial Share Price” means the closing price of the Reference Stock on the pricing date or such other dates as specified in the relevant terms supplement, divided by the relevant Stock Adjustment Factor. The Initial Share Price for each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “General Terms of the Notes — Anti-Dilution Adjustments.”

     Unless otherwise specified in the relevant terms supplement, the “Stock Adjustment Factor” for each Reference Stock will be set initially at 1.0, subject to adjustment upon the occurrence of certain corporate events affecting a Reference Stock. See “General Terms of Notes — Anti-Dilution Adjustments.”

     Unless otherwise specified in the relevant terms supplement, “Final Share Price” for each Reference Stock means the closing price of the relevant Reference Stock on the final Review Date or such other date as specified in the relevant terms supplement.

     Unless otherwise specified in the relevant terms supplement, “pricing date” means the day we price the notes for initial sale to the public.

     The “Reference Stocks” shall be specified in the relevant terms supplement.

     “Relevant Exchange” means, with respect to a Reference Stock, the primary U.S. exchange or market for trading for that Reference Stock, or with respect to an Underlying Stock, the primary exchange or market for trading for that Underlying Stock.

     Unless otherwise specified in the relevant terms supplement, the “closing price” for one share of a Reference Stock (or one unit of any other security for which a closing price must be determined) on any trading day means:

  if a Reference Stock (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The NASDAQ Stock Market, the official closing price), of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which that Reference Stock (or any such other security) is listed or admitted to trading, or if a Reference Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (or any successor service) operated by the Financial Industry Regulatory Authority (the “FINRA”) (the “OTC Bulletin

Board”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day,

  with respect to any such other security, if such security is issued by a foreign issuer and its closing price cannot be determined as set forth in the two bullet points above, and such security is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on such day in the primary non-U.S. securities exchange or market on which security is listed or admitted to trading, or otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for that Reference Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

     Unless otherwise specified in the relevant terms supplement, a “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange (the “NYSE”), the American Stock Exchange LLC (the “AMEX”), The NASDAQ Stock Market, the Chicago Mercantile Exchange Inc., the Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States or, with respect to a security issued by a foreign issuer that is not listed or admitted to trading on a U.S. securities exchange or market, a day, as determined by the calculation agent, on which trading is generally conducted on the primary non-U.S. securities exchange or market on which such security is listed or admitted to trading.

     If applicable, the “buffer amount” and the “downside leverage factor” will be an amount specified in the relevant terms supplement.

     The maturity date will be specified in the relevant terms supplement and is subject to adjustment as described below. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Review Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the final Review Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes—Market Disruption Events.”

     We will irrevocably deposit with DTC no later than the opening of business on the applicable date funds sufficient to make payments of the amount payable, if any, with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

     Unless otherwise specified in the relevant terms supplement, a “business day” is any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

     Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

RISK FACTORS

     Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Stocks. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes do not pay interest or guarantee the return of your investment.

     The notes do not pay interest and may not return any of your investment. If the notes have not been automatically called and a mandatory redemption is not triggered, the amount payable to you at maturity, if any, will be determined pursuant to the terms described in this product supplement no. 130-I and the relevant terms supplement. For notes with a buffer, if the notes are not called, you will lose some or all of your investment at maturity if the Ending Basket Level has declined from the Starting Basket Level by more than the buffer amount. For notes without a buffer, if the notes are not called, you will lose some or all of your investment at maturity. The relevant terms supplement will specify whether the notes have a buffer.

The appreciation potential of the notes is limited, and the notes are subject to an automatic early call.

     Your investment in the notes will result in a gain if the Basket Closing Level on any of the Review Dates is greater than or equal to the Call Level applicable to such Review Date, as set forth in the relevant terms supplement, which triggers an automatic call and the payment of the applicable call premium. This gain will be limited to the call premium applicable to the Review Date on which the notes are called, regardless of the appreciation of the Basket, which may be greater than the applicable call premium. In addition, the automatic call feature of the notes may shorten the term of your investment.

The Reference Stocks may not be equally weighted.

     Unless otherwise specified in the relevant terms supplement, the Basket is composed of a specified number Reference Stocks, each of which may have a different weight in determining the value of the Basket, depending on the Reference Stock Weightings specified in the relevant terms supplement. For example, the relevant terms supplement may specify that in a Basket composed of three Reference Stocks the three Reference Stocks will be weighted 75%, 15% and 10% respectively. One consequence of such an unequal weighting of the Reference Stocks is that the same percentage change in two of the Reference Stocks may have different effects on the Basket Closing Level. For example, if the weighting of one Reference Stock is greater than the weighting of a second Reference Stock, a 5% decrease in the first Reference Stock will have a greater effect on the Basket Closing Level than a 5% decrease in the second Reference Stock.

Changes in the value of the Reference Stocks may offset each other.

     Unless otherwise specified in the relevant terms supplement, the notes are linked to a weighted Basket composed of Reference Stocks. Price movements in the Reference Stocks may not correlate with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline in value. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by lesser increases or declines in the level of the other Reference Stock or Stocks, particularly if the Reference Stocks or Stocks that appreciate are of relatively low weight in the Basket. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level or the Call Level on any Review Date. You may lose some or all of your investment in the notes if the Ending Basket Level has declined from the Starting Basket Level and the notes have not been automatically called.

You will have no ownership rights in the Reference Stocks.

     Investing in the notes is not equivalent to investing in the Reference Stocks. As an investor in the notes, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights, dividend payments or other distributions. If the notes are linked to ADSs representing non-U.S. equity securities issued through depositary arrangements, you will not have the rights of owners of such ADSs or the related Underlying Stock.

We have no affiliation with the issuers of the Reference Stocks.

     The issuers of the Reference Stocks are not affiliates of ours and are not involved in any of our offerings of notes pursuant to this product supplement in any way. Consequently, we have no control of the actions of the issuers of the Reference Stocks, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity. The issuers of the Reference Stocks have no obligation to consider your interest as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the issuer of the Reference Stocks.

     In addition, as we are not affiliated with the issuers of the Reference Stocks, we do not assume any responsibility for the adequacy of the information about the Reference Stocks or its issuer contained in this product supplement, any terms supplement or in any of the Reference Stock issuers’ publicly available filings. We are not responsible for any such issuer’s public disclosure of information on itself or a Reference Stock, whether contained in Securities Exchange Commission filings or otherwise. As an investor in the notes, you should make your own investigation into the Reference Stocks.

Secondary trading may be limited.

     Unless otherwise specified in the relevant terms supplement, the notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily.

     J.P. Morgan Securities Inc., or JPMSI, may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes. If at any time JPMSI or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The notes are designed to be held to maturity, unless automatically called prior to maturity.

     The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes even in cases where the Basket has appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity unless automatically called and redeemed prior to maturity.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

     Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the Basket on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the Basket. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

  the expected frequency and magnitude of changes in the market price of the Reference Stock (volatility);

  the time to maturity of the notes;

  the dividend rate paid on the Reference Stocks (while not paid to holders of the notes, dividend payments on the Reference Stocks may influence the market price of the Reference Stocks and the market value of options on the Reference Stocks and therefore affect the market value of the notes);

  interest and yield rates in the market generally;

  economic, financial, political, regulatory or judicial events that affect the Reference Stocks or stock markets generally and which may affect the Basket Closing Level on any Review Date or the Ending Basket Level;

  if the Reference Stock is an ADS, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which the Underlying Stock is traded; and

  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

     Some or all of these factors will influence the price you would receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You cannot predict the future performance of the Basket based on its historical performance. The value of the Basket may decrease such that you may not receive any return of your investment. In addition, we cannot guarantee that the level of the Basket will increase during the term of your notes and trigger an automatic call. For notes with a buffer, if the notes are not called and the Ending Basket Level declines as compared to the Starting Basket Level by more than the buffer amount, you will lose some or all of your investment at maturity. For notes without a buffer, if the notes are not called and the Basket Return is negative, you will lose some or all of your investment at maturity.

The inclusion in the original issue price of each agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

     While the payment upon an automatic call or at maturity, if any, will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. Such estimated cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMSI. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by JPMSI, as a result of such compensation or other transaction costs.

If the market value of a Reference Stock changes, the market value of your notes may not change in the same manner.

     Owning the notes is not the same as owning the Reference Stocks. Accordingly, changes in the market value of the Reference Stocks may not result in a comparable change in the market value of the notes. If the closing price of a Reference Stock on any trading day increases above the Initial Share Price, the value of the notes may not increase comparably, if at all. It is also possible for the value of the Reference Stocks to increase moderately while the value of the notes declines.

We or one of our affiliates may serve as the depositary for the American Depositary Shares representing the common stock of an issuer.

     We or one of our affiliates may serve as depositary for some foreign companies that issue ADSs. If a Reference Stock is an ADS, and we or one of our affiliates serves as depositary for such ADSs, our or such affiliates’ interests, as depositary for the ADSs, may be adverse to your interests as a holder of the notes.

For notes linked to the performance of an ADS, fluctuations in exchange rates will affect your investment.

     There are significant risks related to an investment in a note that is linked to an ADS, which is quoted and traded in U.S. dollars, representing an Underlying Stock that is quoted and traded in a foreign currency. The ADSs, which are quoted and traded in U.S. dollars, may trade differently from the Underlying Stock. In recent years, the rates of exchange between the U.S. dollar and some other currencies have been highly volatile and this volatility may continue in the future. These risks generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the notes. Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of the Underlying Stock on non-U.S. securities markets and, as a result, may affect the market price of the ADS, which may consequently affect the value of the notes.

We have no control over exchange rates.

     Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments and, in the case of countries using the euro, the European Central Bank, may use a variety of techniques, such as intervention by a central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect an investment in a note that is linked to an ADS, which is quoted and traded in U.S. dollars, representing an Underlying Stock that is quoted and traded in a foreign currency.

     We will not make any adjustment or change in the terms of the notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any relevant foreign currency. You will bear those risks.

For notes linked to the performance of an ADS, an investment in the notes is subject to risks associated with non-U.S. securities markets.

     An investment in the notes linked to the value of ADSs representing interests in non-U.S. equity securities involves risks associated with the securities markets in those countries where the relevant non-U.S. equity securities are traded, including risks of markets volatility, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies.

     The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

     Some or all of these factors may influence the price of the ADSs. The impact of any of these factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You cannot predict the future performance of the ADSs based on their historical performance. The value of the ADSs may decrease such that you may not receive any return of your investment. There can be no assurance that the price of the ADSs will not decrease so that at maturity, you will not lose some or all of your investment.

There are important differences between the rights of holders of ADSs and the rights of holders of the common stock of the foreign company.

     If your note is linked to the performance of an ADS, you should be aware that your note is linked to the price of the ADSs and not the Underlying Stock, and there exist important differences between the rights of holders of ADSs and the Underlying Stock. Each ADS is a security evidenced by American Depositary Receipts that represents a specified number of shares of common stock of a foreign issuer. Generally, the ADSs are issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary, the foreign issuer and holders of the ADSs, which may be different from the rights of holders of common stock of the foreign issuer. For example, the foreign issuer may make distributions in respect of its common stock that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and holders of the Underlying Stock may be significant and may materially and adversely affect the value of the notes.

In some circumstances, whether there will be an automatic call and the payment you receive on the notes may be based on the common stock of another company and not the original Reference Stock.

     Following certain corporate events relating to the Reference Stocks where an issuer is not the surviving entity, whether there will be an automatic call or the amount you receive at maturity if the notes are not automatically called may be based on the common stock of a successor to a Reference Stock issuer or any cash or any other assets distributed to holders of the Reference Stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting Exchange Property (as described below) in the section of this product supplement called "General Terms of Notes — Anti-Dilution Adjustments."

Anti-Dilution protection is limited.

     The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock, which will be set initially at 1.0, for certain adjustment events (as defined below) affecting the Reference Stocks, including stock splits and certain corporate actions, such as mergers. The calculation agent is not required, however, to make such adjustments in response to all corporate actions, including if the issuer of a Reference Stock or another party makes a partial tender or partial exchange offer for a Reference Stock. If such a dilution event occurs and the calculation agent is not required to make an adjustment, the value of the notes may be materially and adversely affected. See “General Terms of Notes — Anti-Dilution Adjustments” for further information.

We may exercise any and all rights we may have as a lender to or a security holder of any of the issuers of the Reference Stocks.

     If we or any of our affiliates are lenders to, or hold securities of, any of the issuers of the Reference Stocks, we will have the right, but not the obligation, to exercise or refrain from exercising our rights as a lender to, or holder of securities of such issuer. Any exercise of our rights as a lender or holder of securities of any issuer of a Reference Stock, or our refraining from such exercise, will be made without regard to your interests and could affect the value of the notes.

We or our affiliates may have adverse economic interests to the holders of the notes.

     JPMSI and other affiliates of ours may trade the Reference Stocks and other financial instruments related to the Basket or the Reference Stocks on a regular basis, for their accounts and for other accounts under their management. JPMSI and these affiliates may also underwrite or assist unaffiliated entities in the issuance or underwriting of the Reference Stocks and may issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the

Basket or the Reference Stocks. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the price of the Reference Stocks and, accordingly, could affect the value of the notes, the likelihood that the notes will be automatically called and the amount, if any, payable to you at maturity if the notes are not automatically called.

     Additionally, we or our affiliates may currently or from time to time engage in business with the issuers of the Reference Stocks, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the issuers of the Reference Stocks, and we will not disclose any such information to you. We or one or more of our affiliates may also publish research reports, or otherwise express views, about the issuers of the Reference Stocks. Any prospective purchaser of notes should undertake an independent investigation of the issuers of the Reference Stocks as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

     Furthermore, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the price of the Basket or Reference Stocks. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

     We may hedge our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

     JPMSI, one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Starting Basket Level, the Basket Closing Level on each Review Date, whether the automatic call feature has triggered a mandatory redemption, the Ending Basket Level, the Basket Return if the notes have not been automatically called (including the Reference Stock Return, Initial Share Price and Final Share price for each Reference Stock), the Stock Adjustment Factor, anti-dilution adjustments and Reorganization Event adjustments and the amount we will pay you at maturity, if any, or upon an automatic call. The calculation agent will also be responsible for determining whether a market disruption event has occurred and the price of the Reference Stocks if the applicable Review Date has been postponed more than ten business days as a result of a market disruption event. In performing these duties, JPMSI may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMSI, as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

     The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the Basket Closing Level on a Review Date or the Basket Return if the notes are not called and calculating the amount that we are required to pay you, if any, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that any Review Date and the applicable payment date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events.”

The tax consequences of an investment in the notes are unclear.

     There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described in “Certain U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative characterization or treatment of the notes, the timing and character of income on the notes could differ materially from our description herein. In addition, on December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of instruments similar to the notes to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance, promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 130-I and consult your tax adviser regarding your particular circumstances.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

     If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

We cannot assure you that the public information provided on the issuers of the Reference Stocks is accurate or complete.

     All disclosures contained in the relevant terms supplement and this product supplement regarding the issuers of the Reference Stocks are derived from publicly available documents and other publicly available information. We have not participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Reference Stocks in connection with the offering of the notes. We do not make any representation that such publicly available documents or any other publicly available information regarding the issuers of the Reference Stocks are accurate or complete, and are not responsible for public disclosure of information by the issuers of the Reference Stocks, whether contained in filings with the Securities and Exchange Commission, which we refer to as the SEC, or otherwise. Furthermore, we cannot give any assurance that all events occurring prior to the date of the relevant terms supplement, including events that would affect the accuracy or completeness of the public filings of the issuers of the Reference Stocks or the value of the Reference Stocks (and therefore the Final Share Price and whether there will be an automatic call), will have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Reference Stocks could affect whether there will be an automatic call or, if the notes are not automatically called, the amount you will receive at maturity of the notes and, therefore, the trading prices of the notes. Any prospective purchaser of the notes should undertake an independent investigation of the issuers of the Reference Stocks as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

USE OF PROCEEDS

     Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes. Unless otherwise specified in the relevant terms, these commissions will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

     On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Reference Stocks or instruments the value of which is derived from one or more of the Reference Stocks. While we cannot predict an outcome, such hedging activities or other hedging or investment activities of ours could potentially increase the closing prices of the Reference Stocks as well as the Starting Basket Level, and, therefore, effectively establish a higher level that the Basket must achieve to trigger an automatic call or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy that may involve taking long or short positions in any of the Reference Stocks or instruments the value of which is derived from one or more Reference Stocks. Although we have no reason to believe that any of these activities will have a material impact on the price of the Reference Stocks or the value of the notes, we cannot assure you that these activities will not have such an effect.

     We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

THE REFERENCE STOCKS

     In the relevant terms supplement, we will provide summary information regarding the business of the issuers of the Reference Stocks based on its publicly available documents. We take no responsibility for the accuracy or completeness of such information.

     Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549, and copies of such materials can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information regarding the issuers of the Reference Stocks may also be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

     This product supplement and the relevant terms supplement relate only to the notes offered thereby and do not relate to the Reference Stocks or other securities of the issuers of the Reference Stocks. We have derived any and all disclosures contained in this product supplement and the relevant terms supplement regarding the issuers of the Reference Stocks from the publicly available documents described above. In connection with the offering of the notes, we have not participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Reference Stocks. We do not make any representation that such publicly available documents are, or any other publicly available information regarding the issuers of the Reference Stocks is, accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading prices of the Reference Stocks (and therefore each Stock Adjustment Factor) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Reference Stocks could affect the payment at maturity with respect to the notes and therefore the trading prices of the note.

     Neither we nor any of our affiliates makes any representation to you as to the performance of the Reference Stocks.

     We and/or our affiliates may currently or from time to time engage in business with the issuers of the Reference Stocks, including extending loans to, or making equity investments in, such issuer or providing advisory services to such issuer, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Reference Stocks or their issuers, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Reference Stocks or their issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of a note, you should undertake an independent investigation of the Reference Stocks or their issuers as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

Historical performance of the Reference Stocks

     We will provide historical price information on the Reference Stocks in the relevant terms supplement. You should not take any such historical prices as an indication of future performance.

Hypothetical returns on your notes

     The relevant terms supplement may include a table, chart or graph showing various hypothetical returns on your note based on a range of hypothetical Basket Returns, with various key assumptions shown in the relevant terms supplement, in each case assuming the investment is held from the issue date until the scheduled maturity date or until the notes are automatically called.

     Any table, chart or graph showing hypothetical returns will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the effect that various hypothetical market values of the Reference Stocks on the scheduled Review Dates could have on the hypothetical returns on your note, if held to the scheduled maturity date, or until automatically called, calculated in the manner described in the relevant terms supplement and assuming all other variables remained constant. Any payments at maturity listed in the relevant terms supplement will be entirely hypothetical. They will be based on Basket Returns that may vary and on assumptions that may prove to be erroneous.

     The return on your note may bear little relation to, and may be much less than, the return that you might achieve were you to invest in the Reference Stocks directly. Among other things, the return on the Reference Stocks could include substantial dividend payments, which you will not receive as an investor in your note, and an investment in the Reference Stocks is likely to have tax consequences that are different from an investment in your note.

     We describe various risk factors that may affect the market value of your note, and the unpredictable nature of that market value, under “Risk Factors” above.

GENERAL TERMS OF NOTES

Calculation Agent

     JPMSI, one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Starting Basket Level, the Basket Closing Level on each Review Date, whether the automatic call feature has triggered a mandatory redemption, the Ending Basket Level, the Basket Return if the notes have not been automatically called (including the Reference Stock Return, Initial Share Price and Final Share price for each Reference Stock), the Stock Adjustment Factor, anti-dilution adjustments and Reorganization Event adjustments and the amount we will pay you at maturity, if any, or upon an automatic call. The calculation agent will also be responsible for determining whether a market disruption event has occurred and the price of the Reference Stocks if the applicable Review Date has been postponed more than ten business days as a result of a market disruption event. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

     The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon automatic call on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date or the date for payment of the call price, as applicable.

     All calculations with respect to the Starting Basket Level, Ending Basket Level, Basket Return or the Basket Closing Level on any trading day (including the Reference Stock Return, Initial Share Price and Final Share price for each Reference Stock) will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note upon automatic call or at maturity, if any, will be rounded to the nearest one ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

     Certain events may prevent the calculation agent from determining the closing level of a Reference Stock on a Review Date and consequently whether the notes are to be automatically called, and the Basket Return if the notes are not automatically called and the amount, if any, that we will pay to you at maturity of the notes. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to each of these events individually as a “market disruption event.”

     With respect to each Reference Stock (or any security for which a closing price must be determined), a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

  the occurrence or existence of a suspension, material limitation or absence of trading of the Reference Stock (or such security) on the Relevant Exchange for that Reference Stock (or such security) for more than two hours of trading during, or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange;

  a breakdown or failure in the price and trade reporting systems of the Relevant Exchange for the Reference Stock (or such security) as a result of which the reported trading prices for the Reference Stock (or such security) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate;

  a suspension, material limitation or absence of trading on the primary exchange or market for trading in futures or options contracts related to the Reference Stock (or such security), if available, during the one-half hour period preceding the close of the principal trading session in the applicable exchange or market; or

  a decision to permanently discontinue trading in the related futures or options contracts,

in each case as determined by the calculation agent in its sole discretion; and

  a determination by the calculation agent in its sole discretion that any event described above materially interfered with our ability or the ability of any of our affiliates to effect transactions in a Reference Stock or any instrument related to a Reference Stock or to adjust or unwind all or a material portion of any hedge position in a Reference Stock with respect to the notes.

For the purpose of determining whether a market disruption event has occurred:

  a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of a Relevant Exchange for a Reference Stock or the primary exchange or market for trading in futures or options contracts related to a Reference Stock (or such security), limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, and a suspension of trading in futures or options contracts on a Reference Stock (or such security) by the primary exchange or market for trading in such contracts, if available, by reason of:

    a price change exceeding limits set by such exchange or market,

    an imbalance of orders relating to such contracts, or

    a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to that Reference Stock (or such security), as determined by the calculation agent in its sole discretion. A “suspension, absence or material limitation of trading” on the primary exchange or market on which futures or options contracts related to a Reference Stock (or such other security) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

Anti-Dilution Adjustments

     The Stock Adjustment Factor for each Reference Stock is subject to adjustment by the calculation agent as a result of the anti-dilution and reorganization adjustments described in this section.

     No adjustments to the Stock Adjustment Factor for a Reference Stock will be required unless the Stock Adjustment Factor adjustment would require a change of at least 0.1% in the Stock Adjustment Factor then in effect for that Reference Stock. The Stock Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Stock Adjustment Factor for a Reference Stock after the close of business on the business day immediately preceding the maturity date.

     No adjustments to the Stock Adjustment Factor for a Reference Stock will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the closing price of a Reference Stock on any trading day during the term of the notes. No adjustments will be made for certain other events, such as offerings of common stock by the issuer of a Reference Stock for cash or in connection with acquisitions or otherwise or the occurrence of a partial tender or exchange offer for a Reference Stock by the issuer of a Reference Stock or any third party.

     For purposes of these adjustments, except as noted below, if an ADS is serving as a Reference Stock, all adjustments to the Stock Adjustment Factor for such Reference Stock will be made as if the Underlying Stock is serving as the Reference Stock. Therefore, for example, if the Underlying Stock is subject to a two-for-one stock split and assuming the Stock Adjustment Factor for that Reference Stock is equal to one, the Stock Adjustment Factor for that Reference Stock would be adjusted to equal to two. If your notes are linked to an ADS, the term “dividend” used in this section will mean, unless we specify otherwise in the terms supplement for your notes, the dividend paid by the issuer of the Underlying Stock, net of any applicable foreign withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

     If an ADS is serving as a Reference Stock, no adjustment to the ADS price or the Stock Adjustment Factor for that Reference Stock, including those described below, will be made if (1) holders of ADSs are not eligible to participate in any of the transactions described below or (2) (and to the extent that) the calculation agent determines in its sole discretion that the issuer or the depositary for the ADSs has adjusted the number of shares of underlying stock represented by each ADS so that the ADS price would not be affected by the corporate event in question. However, to the extent that the number of shares of Underlying Stock represented by each ADS is changed for any other reason, appropriate adjustments to the anti-dilution adjustments described herein (which may include ignoring such provision, if appropriate) will be made to reflect such change.

     JPMSI, as calculation agent, will be solely responsible for the determination and calculation of any adjustments to the Stock Adjustment Factor for the Reference Stocks and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described in this section, and its determinations and calculations shall be conclusive absent manifest error.

     We will, within ten business days following the occurrence of an event that requires an adjustment to the Stock Adjustment Factor for a Reference Stock or if we are not aware of this occurrence, as soon as practicable after becoming so aware, provide notice to the calculation agent, which will provide written notice to the trustee, which will provide notice to the holders of the notes of the occurrence of this event and, if applicable, a statement in reasonable detail setting forth the adjusted Stock Adjustment Factor for that Reference Stock.

     Stock Splits and Reverse Stock Splits

     If a Reference Stock is subject to a stock split or reverse stock split, then once any split has become effective, the Stock Adjustment Factor for that Reference Stock will be adjusted so that the new Stock Adjustment Factor for that Reference Stock will equal the product of:

  the prior Stock Adjustment Factor for that Reference Stock, and the number of shares that a holder of one share of that Reference Stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

     Stock Dividends or Distributions

     If a Reference Stock is subject to a (i) stock dividend, i.e., issuance of additional shares of a Reference Stock, that is given ratably to all holders of shares of that Reference Stock, or (ii) distribution of shares of a Reference Stock as a result of the triggering of any provision of the corporate charter of the issuer of that Reference Stock, then, once the dividend has become effective and the shares are trading ex-dividend, the Stock Adjustment Factor for that Reference Stock will be adjusted so that the new Stock Adjustment Factor for that Reference Stock will equal the prior Stock Adjustment Factor for that Reference Stock plus the product of:

  the prior Stock Adjustment Factor for that Reference Stock, and the number of additional shares issued in the stock dividend or distribution with respect to one share of the Reference Stock.

     Non-Cash Dividends or Distributions

     If the issuer of a Reference Stock distributes shares of capital stock, evidences of indebtedness or other assets or property of the issuer of the Reference Stock to all holders of shares of that Reference Stock (other than (i) dividends, distributions, rights or warrants referred to under “— Stock Splits and Reverse Stock Splits” or “— Stock Dividends or Distributions” above or “— Issuance of Transferable Rights or Warrants” below and (ii) cash distributions or dividends referred under “— Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares are trading ex-dividend, the Stock Adjustment Factor for that Reference Stock will be adjusted so that the new Stock Adjustment Factor for that Reference Stock will equal the product of:

  the prior Stock Adjustment Factor for that Reference Stock, and a fraction, the numerator of which is the Current Market Price of that Reference Stock and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

     The “Current Market Price” of a Reference Stock means the closing price of the Reference Stock on the trading day immediately preceding the ex-dividend date of the dividend or distribution requiring an adjustment to the Stock Adjustment Factor for that Reference Stock.

     The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange or, if the relevant Reference Stock is an ADS, on a non-U.S. securities exchange or market, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

     The “ex-dividend date,” with respect to a dividend or other distribution on a Reference Stock, means the first trading day on which transactions in the Reference Stock trade on the Relevant Exchange without the right to receive that dividend or other distribution.

     Notwithstanding the foregoing, a distribution on a Reference Stock described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also would require an adjustment under this section will not cause an adjustment to the Stock Adjustment Factor for a Reference Stock and will only be treated as a Reorganization Event pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events.” A distribution on a Reference Stock described in the section entitled “—Issuance of Transferable Rights or Warrants” that also would require an adjustment under this section will only cause an adjustment pursuant to the section entitled “—Issuance of Transferable Rights or Warrants.”

     Cash Dividends or Distributions

      If the issuer of a Reference Stock pays dividends or makes other distributions consisting exclusively of cash to all holders of shares of that Reference Stock during any fiscal quarter during the term of the notes, in an aggregate amount that, together with other such cash dividends or distributions made during such quarterly fiscal period with respect to which an adjustment to the Stock Adjustment

Factor has not previously been made under this “—Cash Dividends or Distributions” section, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

  the prior Stock Adjustment Factor, and

  a fraction, the numerator of which is the Current Market Price of the Reference Stock and the denominator of which is the amount by which such Current Market Price exceeds the amount in cash per share the issuer of that Reference Stock distributes in such cash dividend or distribution together with any cash dividends or distributions made previously during such quarterly fiscal period with respect to which an adjustment to the Stock Adjustment Factor has not previously been made under this “—Cash Dividends or Distributions” section to holders of that Reference Stock in excess of the Dividend Threshold.

For the avoidance of doubt, the Stock Adjustment Factor may be adjusted more than once in any particular quarterly fiscal period because of cash dividends or distributions that exceed the Dividend Threshold. If the Stock Adjustment Factor has been previously adjusted in a particular quarterly fiscal period because of cash dividends or distributions that exceed the Dividend Threshold, subsequent adjustments will be made if the issuer of that Reference Stock pays cash dividends or makes other distributions during such quarterly fiscal period in an aggregate amount that, together with other such cash dividends or distributions since the last adjustment to the Stock Adjustment Factor (because of cash dividends or distributions that exceed the Dividend Threshold) exceeds the Dividend Threshold. Such subsequent adjustments to the Stock Adjustment Factor will only take into account the cash dividends or distributions during such quarterly fiscal period made since the last adjustment to the Stock Adjustment Factor because of cash dividends or distributions that exceed the Dividend Threshold.

     The “Dividend Threshold” is equal to the sum of (x) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the preceding quarterly fiscal period, if any, per share of the applicable Reference Stock plus (y) 10% of the closing price of the applicable Reference Stock on the trading day immediately preceding the ex-dividend date, unless otherwise specified in the relevant terms supplement.

     Issuance of Transferable Rights or Warrants

     If the issuer of a Reference Stock issues transferable rights or warrants to all holders of shares of that Reference Stock to subscribe for or purchase the Reference Stock, including new or existing rights to purchase the Reference Stock at an exercise price per share less than the closing price of the Reference Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights and warrants pursuant to a shareholder’s rights plan or arrangement, and if the expiration date of such rights or warrants precedes the maturity date of the notes, then the Stock Adjustment Factor for that Reference Stock will be adjusted on the business day immediately following the issuance of such transferable rights or warrants so that the new Stock Adjustment Factor for that Reference Stock will equal the prior Stock Adjustment Factor for that Reference Stock plus the product of:

  the prior Stock Adjustment Factor for that Reference Stock, and the number of shares of that Reference Stock that can be purchased with the cash value of such warrants or rights distributed on one share of that Reference Stock.

     The number of shares that can be purchased will be based on the closing price of the Reference Stock on the date the new Stock Adjustment Factor for that Reference Stock is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a U.S. national securities exchange or, in the case of a Reference Stock that is an ADS, on a non-U.S. securities exchange or market, will equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a U.S. national securities exchange or a non-U.S. securities exchange or market, as applicable, will be determined by the calculation agent and will equal the average (mean) of the bid prices obtained from three dealers at 3:00 p.m., New York City time, on the date the new Stock Adjustment Factor for that

Reference Stock is determined, provided that if only two such bid prices are available, then the cash value of such warrants or rights will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such warrants or rights will equal such bid.

     Reorganization Events

     If prior to the maturity date,

(a)	there occurs any reclassification or change of a Reference Stock, including, without limitation, as a result of the issuance of tracking stock by the issuer of a Reference Stock,

(b)	the issuer of a Reference Stock, or any surviving entity or subsequent surviving entity of the issuer of a Reference Stock (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity,

(c)	any statutory exchange of securities of the issuer of a Reference Stock or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	the issuer of a Reference Stock is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)	the issuer of a Reference Stock issues to all of its shareholders equity securities of an issuer other than the issuer of that Reference Stock, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-Off Event”), or

(f)	a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the issuer of a Reference Stock and is consummated and completed in full for all or substantially all of such shares, as determined by the calculation agent in its sole discretion (an event in clauses (a) through (f), a “Reorganization Event”), then whether there will be an automatic call and the payment at maturity, if any, will depend on the value of the Exchange Property (as defined below) on any Review Date (and the Reference Stock Return of the other Reference Stocks) subsequent to the effective date of the Reorganization Event.

     “Exchange Property” with respect to a Reference Stock that is subject to Reorganization Event, will consist of any Reference Stock continued to be held by the holders of that Reference Stock, and any securities, cash or any other assets distributed to the holders of that Reference Stock with respect to one share, in or as a result of, the Reorganization Event. No interest will accrue on the Exchange Property.

     If the notes have not been automatically called, for any Review Date occurring after the effective date of the Reorganization Event, if the Basket Level, when the aggregate Transaction Value (as defined below) of the Exchange Property on such Review Date is used as the Final Share Price for the relevant Reference Stock, is greater than the Call Level, the notes will be automatically called and your payment will be determined as described under “Description of Notes — Automatic Call.”

     If the notes are not automatically called, in respect of each $1,000 principal amount note, your payment at maturity will be determined as described under “Description of Notes — Payment at Maturity” with the Transaction Value of the Exchange Property being used as the Final Share Price for the relevant Reference Stock. The payment at maturity will depend on the type of Exchange Property received by holders of the Reference Stock in accordance with the following:

     (i)   If the Exchange Property consists solely of securities (including, without limitation, securities of the issuer of a Reference Stock or securities of foreign issuers represented by American depositary receipts) traded on the NYSE, the AMEX, NASDAQ Stock Market (“Exchange Traded Securities”), then the Reference Stock Return for the relevant Reference Stock will depend on the Initial Share Price for the relevant Reference Stock and the closing price of the Exchange Traded Securities.

     The calculation agent will adjust the Initial Share Price to reflect the Exchange Traded Securities delivered in such Reorganization Event and the market value and volatility levels of such Exchange Traded Securities and any Stock Adjustment Factor adjustments to the Initial Share Price for that Reference Stock as of the effective date of the Reorganization Event. In addition, following any such adjustment, the Initial Share Price for that Reference Stock will be such adjusted Initial Share Price, divided by the Stock Adjustment Factor for that Reference Stock (which will have been reset to 1.0 immediately following the Reorganization Event).

     (ii)   If the Exchange Property consists solely of cash, property other than Exchange Traded Securities or a combination thereof, the calculation agent will be deemed to have liquidated all non-cash Exchange Property upon terms that it deems commercially reasonable, and the value of the Exchange Property will, after such liquidation, equal the aggregate cash amount, including the amount resulting from that liquidation. We refer to this aggregate cash amount as the “Per Share Liquidation Value.” Following a Reorganization Event of this sort, the Reference Stock Return for the relevant Reference Stock will depend on the Initial Share Price for the relevant Reference Stock and the Per Share Liquidation Value.

     (iii)   If the Exchange Property consists of any other combination of Exchange Traded Securities, cash or property other than Exchange Traded Securities, the calculation agent will be deemed to have liquidated all property other than Exchange Traded Securities upon terms that it deems commercially reasonable. Following a Reorganization Event of this sort, we will adjust the Initial Share Price for the relevant Reference Stock to reflect such Exchange Traded Securities, the market value and volatility levels of such Exchange Traded Securities and any Stock Adjustment Factor adjustments to the Initial Share Price for that Reference Stock as of the effective date of the Reorganization Event. In addition, following any such adjustment, the Initial Share Price for that Reference Stock will be such adjusted Initial Share Price, divided by the Stock Adjustment Factor for that Reference Stock (which will have been reset to 1.0 immediately following the Reorganization Event).

     In the event Exchange Property consists of common equity securities, those securities will, in turn, be subject to the anti-dilution adjustments of the type set forth in this product supplement.

     In the case of a consummated and completed in full tender or exchange offer or going-private transaction involving Exchange Property, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

     The calculation agent will be solely responsible for the determination and calculation of the Exchange Property if a Reorganization Event occurs and the cash amount due upon exchange of the notes, including the determination of the cash value of any Exchange Property and the Per Share Liquidation Value, if necessary. The calculation agent’s determinations and calculations will be conclusive absent manifest error.

     “Transaction Value” means, on any date, (A) for any cash received as Exchange Property in any such Reorganization Event, the amount of cash received per share of a Reference Stock; (B) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the calculation agent, as of the date of receipt, of such Exchange Property received per share of a Reference Stock; and (C) for any security received in any such Reorganization Event (including in the case of the issuance of tracking stock, the reclassified Reference Stocks and, in the case of a Spin-Off Event, the Reference Stocks with respect to which the spun-off security was issued), an amount equal to the closing price, as of the applicable Review Date (for purposes of determining whether there will be an automatic call) or the final Review Date (for all other purposes), per share of such security multiplied by the quantity of such security received for each share of such Reference Stock.

     Delisting of ADSs or Termination of ADS Facility

     If an ADS serving as a Reference Stock is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act, or included in the OTC Bulletin Board, or if the ADS facility between the issuer and the ADS depositary is terminated for any reason, then, on and after the date the ADS is no longer so listed or admitted to trading or the date of such termination, as applicable (the “Change Date”), the calculation agent, in its sole discretion without consideration for the interests of investors, will either (A) determine a Successor Reference Stock (as defined below) to the ADS after the close of the principal trading session on the trading day immediately prior to the Change Date in accordance with the following paragraph (each successor reference stock as so determined, a “Successor Reference Stock” and such successor reference stock issuer, a “Successor Reference Stock Issuer”) or (B) select the Underlying Stock to be the Reference Stock.

     The “Successor Reference Stock” with respect to an ADS will be the ADS of a company selected by the calculation agent from among the ADSs of three companies organized in, or with its principal executive office located in, the country in which the issuer of the Original Reference Stock is organized, or has its principal executive office, and that are then registered to trade on the NYSE or The NASDAQ Stock Market with the same primary Standard Industrial Classification Code (“SIC Code”) as the Original Reference Stock that, in the sole discretion of the calculation agent, is the most comparable to the Original Reference Stock, taking into account such factors as the calculation agent deems relevant, including, without limitation, market capitalization, dividend history and stock price volatility; provided, however, that a Successor Reference Stock will not be any ADS that is (or the Underlying Stock for which is) subject to a trading restriction under the trading restriction policies of JPMorgan Chase & Co. or any of its affiliates that would materially limit the ability of JPMorgan Chase & Co. or any of its affiliates to hedge the notes with respect to such ADS (a “Hedging Restriction”); provided further that if a Successor Reference Stock cannot be identified as set forth above for which a Hedging Restriction does not exist, the Successor Reference Stock will be selected by the calculation agent and will be the ADS of a company that is organized in, or with its principal executive office located in, the country in which the issuer of the Original Reference Stock is organized, or has its principal executive office that, in the sole discretion of the calculation agent, is the most comparable to the Original Reference Stock, taking into account such factors as the calculation agent deems relevant, including, without limitation, market capitalization, dividend history and stock price volatility and that is within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for the Original Reference Stock. Notwithstanding the foregoing, if a Successor Reference Stock cannot be identified in the country in which the issuer of the Original Reference Stock is organized, or has its principal executive office, as set forth above, the Successor Reference Stock will be selected by the calculation agent and will be a common stock of a company that is then registered to trade on the NYSE or The NASDAQ Stock Market with the same primary SIC Code as the Original Reference Stock that in the sole discretion of the calculation agent, is the most comparable to the Original Reference Stock, taking into account such factors as the calculation agent deems relevant including, without limitation, market capitalization, dividend history and stock price volatility.

     Upon the determination by the calculation agent of any Successor Reference Stock pursuant to clause (A) of the first paragraph under “— Delisting of ADSs or Termination of ADS Facility,” references in this product supplement or the relevant terms supplement to such “Reference Stock” will no longer be deemed to refer to the Original Reference Stock and will be deemed instead to refer to any such Successor Reference Stock for all purposes, and references in this product supplement or the relevant terms supplement to “issuer” of the Original Reference Stock will be deemed to be to any such Successor Reference Stock Issuer. Upon the selection of any Successor Reference Stock by the calculation agent pursuant to clause (A) of the first paragraph under “— Delisting of ADSs or Termination of ADS Facility,” the calculation agent will adjust the Initial Share Price and determine the payment at maturity in a similar manner to the one set forth under subsection (i) under “— Reorganization Events.” Solely for purposes of the determinations to be made by the calculation agent as contemplated in the immediately preceding two sentences, the calculation agent will deem (1) the Exchange Property to be the Successor Reference Stock, (2) with respect to the definition of “Transaction Value,” that holders of each Original Reference Stock receives one share of the Successor Reference Stock in the Reorganization Event and (3) the

selection of the Successor Reference Stock to replace the Original Reference Stock to be the “Reorganization Event.”

     Following the selection of a Successor Reference Stock, the Stock Adjustment Factor of the Successor Reference Stock will be subject to adjustment as described above under “— Anti-Dilution Adjustments.”

     If a Successor Reference Stock is selected, we will, or will cause the calculation agent to, provide written notice to the trustee, to us and to DTC within thirty business days immediately following the Change Date, of the Successor Reference Stock Issuer, the Successor Reference Stock, and the Initial Share Price for such Successor Reference Stock, as well as the Original Reference Stock so replaced. We expect that such notice will be passed on to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

     If the calculation agent selects the Underlying Stock to be the Reference Stock pursuant to clause (B) of the first paragraph under “— Delisting of ADSs or Termination of ADS Facility” above, the Stock Adjustment Factor will thereafter equal the last value of the Stock Adjustment Factor for the ADS multiplied by the number of Underlying Stock represented by a single ADS, subject to further adjustments as described under “— Anti-Dilution Adjustments.” The Final Share Price for the Reference Stock will be expressed in U.S. dollars, converting the closing price of the Underlying Stock on the final Review Date into U.S. dollars using the applicable exchange rate as described below.

     On any date of determination, the applicable exchange rate will be the spot rate of the local currency of the Underlying Stock relative to the U.S. dollar as reported by Reuters Group PLC (“Reuters”) on the relevant page for such rate at approximately the closing time of the Relevant Exchange for the Underlying Stock on such day. However, if such rate is not displayed on the relevant Reuters page on such date of determination, the applicable exchange rate on such day will equal an average (mean) of the bid quotations in The City of New York received by the calculation agent at approximately 11:00 a.m., New York City time, on the business day immediately following the date of determination, from three recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation) or, (2) if the calculation agent is unable to obtain three such bid quotations, the average of such bid quotations obtained from two recognized foreign exchange dealers or, (3) if the calculation agent is able to obtain such bid quotation from only one recognized foreign exchange dealer, such bid quotation, in each case for the purchase of the applicable foreign currency for U.S. dollars in the aggregate principal amount of the notes for settlement on the third business day following the date of determination. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the applicable exchange rate in its sole discretion.

Events of Default

     Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment upon an Event of Default

     Unless otherwise specified in the relevant terms supplement, in case of an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be calculated as if the date of acceleration were the final Review Date.

     If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

     Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

     The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

     The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

     DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

     Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York in The City of New York.

     The Bank of New York or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York will also act as paying agent and may designate additional paying agents.

     Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York, but upon payment (with the giving of such indemnity as The Bank of New York may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

     The notes will be governed by and interpreted in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies to you only if you are an initial holder of the notes purchasing the notes at the issue price for cash and if you will hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

     This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

  one of certain financial institutions;

  a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

  a dealer in securities;

  a “regulated investment company” as defined in Code Section 851;

  a “real estate investment trust” as defined in Code Section 856;

  a person holding the notes as part of a hedging transaction, straddle, conversion transaction, or integrated transaction, or entering into a “constructive sale” with respect to the notes;

  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities who elects to apply a mark-to-market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

     This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations and treatments of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

     The tax consequences of an investment in the notes are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes.

     We intend to seek an opinion from Sidley Austin LLP, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, regarding the treatment of the notes as “open transactions” for U.S. federal income tax purposes. Whether Sidley Austin LLP expresses an opinion regarding the characterization of the notes will be indicated in the relevant terms supplement. Irrespective of any opinion received from Sidley Austin LLP, we and you will agree to treat the notes for U.S. federal income tax purposes as “open transactions” and not as debt instruments. While other characterizations of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that the notes are treated for U.S. federal income tax purposes as “open transactions” with respect to the Basket and not as debt instruments, unless otherwise indicated.

     We will not attempt to ascertain whether any of the issuers of the component stocks of the Basket Indices would be treated as “passive foreign investment companies” (“PFICSs”), within the meaning of Section 1297 of the Code or as “U.S. real property holding corporations” (“USRPHCs”), within the meaning of Section 897 of the Code. If any of the issuers of the component stocks were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder (as defined below) in the case of a PFIC and to a Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange or retirement of a note. You should refer to information filed with the SEC or another governmental authority by the issuers of the component stocks and consult your tax adviser regarding the possible consequences to you if any of the issuers of the component stocks are or become PFICSs or USRPHCs.

Tax Consequences to U.S. Holders

     You are a “U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

  a citizen or resident of the United States;

  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State thereof or the District of Columbia; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Notes

     Tax Treatment Prior to Maturity. You should not recognize taxable income or loss over the term of the notes prior to maturity other than pursuant to a sale, exchange or redemption (including pursuant to an automatic call) as described below.

     Sale, Exchange or Redemption of the Notes. Upon a sale or exchange of a note (including redemption of the notes at maturity and pursuant to an automatic call), you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and your tax basis in the note, which should equal the amount you paid to acquire the note. This gain or loss should be long-term capital gain or loss if you have held the note for more than one year at that time. The deductibility of capital losses, however, is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Notes

     Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization or treatment of the notes, the timing and character of income on the notes could differ materially from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year. In this event, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes (even though you may not receive any cash with respect to the notes during the term of the notes) and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

     Other alternative U.S. federal income tax characterizations and treatments of the notes might also require you to include amounts in income during the term of the notes and/or might treat all or a portion of the gain or loss on the sale, exchange or redemption (including pursuant to an automatic call) of the notes as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the notes. In addition, on December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of instruments similar to the notes to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance, promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

     You are a “Non-U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

  a nonresident alien individual;

  a foreign corporation; or

  a foreign estate or trust.

     You are not a Non-U.S. Holder if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note (including redemption of the notes at maturity).

     If you are a Non-U.S. Holder of the notes and if the characterization of your purchase and ownership of the notes as an “open transaction” is respected, any payments on the notes should not be subject to U.S. federal income or withholding tax, except that gain from the sale, exchange or redemption (including pursuant to an automatic call) of the notes may be subject to U.S. federal income tax if this gain is effectively connected with your conduct of a trade or business in the United States. However, among the issues addressed in the notice described above in “Certain U.S. Federal Income Tax Consequences –Possible Alternative Tax Treatments of an Investment in the Notes” is the degree, if any, to which income with respect to instruments such as the notes should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the notes, possibly with retroactive effect.

     If the notes were recharacterized as indebtedness, any payments or accruals on the notes nonetheless would not be subject to U.S. withholding tax, provided generally that the certification requirement described in the next sentence has been fulfilled and neither the payments on the notes nor any gain realized on a sale, exchange or other disposition of notes (including redemption of the notes at maturity or call) is effectively connected with your conduct of a trade or business in the United States. You will not be subject to withholding if you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements.

     If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with your conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

     You may be subject to information reporting, and may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the information reporting and backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the preceding paragraphs. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Federal Estate Tax

     Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

     THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

UNDERWRITING

     Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc., as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement, as amended or supplemented, from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

     We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with NASD Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior written approval of the customer.

     JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

     In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

     No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 130-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 130-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

     Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 130-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission. For additional information regarding selling restrictions, please see “Notice to Investors” in this product supplement.

     Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

BENEFIT PLAN INVESTOR CONSIDERATIONS

     A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

     Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides a limited exemption for the purchase and sale of the notes and the related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

     Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

     Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief.

     Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan or plan subject to Similar Laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.